Exhibit 10.2

EXECUTIVE AGREEMENT

THIS EXECUTIVE AGREEMENT (this “Agreement”), entered into on the 20th day of December, 2018, by and between Akorn, Inc., a corporation incorporated under the laws of Louisiana (the “Company”), and Douglas S. Boothe (“Executive Officer”).

EMPLOYMENT

Subject to the terms and conditions of this Agreement, the Company will employ Executive Officer as President and Chief Executive Officer reporting to the Board of Directors of the Company, and having the responsibilities, duties and authority commensurate with the position of President and Chief Executive Officer. The principal location at which Executive Officer will perform such services will be the Company’s facility located at Lake Forest, IL.

1. TERM OF AGREEMENT.

This Agreement shall commence as of January 1, 2019 (the “Effective Date”) and shall continue in effect until the first anniversary of the Effective Date; provided, that commencing on the first anniversary of the Effective Date and on each subsequent anniversary thereof, the term of this Agreement shall automatically be extended for one (1) year and remain in effect until and unless earlier terminated by the Company or the Executive pursuant to the terms set forth herein.

2. DEFINITIONS.

2.1. Accrued Compensation. “Accrued Compensation” shall mean an amount which shall include all amounts earned or accrued through the Termination Date (as hereinafter defined) but not paid as of the Termination Date, including, without limitation, (i) base salary, (ii) reimbursement for reasonable and necessary expenses incurred by Executive Officer on behalf of the Company during the period ending on the Termination Date, and (iii) vacation pay.

2.2. Base Amount. “Base Amount” shall mean the amount of Executive Officer’s annual base salary at the greater of the rate in effect immediately prior to the Change in Control (if applicable) or the rate in effect on the Termination Date, and shall include all amounts of Executive Officer’s base salary that are deferred under the qualified and non-qualified employee benefit plans of the Company or any other agreement or arrangement.

2.3. Bonus Amount. “Bonus Amount” shall mean an amount equal to the total eligible bonus amount under the Company’s annual bonus incentive plan most recently approved by the Company or the Company’s Board of Directors or Committee thereof.

2.4. Cause. A termination of employment is for “Cause” if Executive Officer has been convicted of or enters a plea of nolo contendere with regard to any felony or crime involving fraud, dishonesty or moral turpitude or the termination is evidenced by a resolution adopted in good faith by the Board to the effect that Executive Officer (i) continually failed substantially to perform Executive Officer’s reasonably assigned duties with the Company (other than a failure resulting from Executive Officer’s incapacity due to physical or mental illness or, following a Change in Control, from Executive Officer’s assignment of duties that would constitute Good Reason (as hereinafter defined)), which failure continued for a period of at least ten (10) days after a written notice of demand for substantial performance has been delivered to Executive Officer specifying the manner in which Executive Officer has failed substantially to perform, (ii) engaged in conduct which is demonstrably and materially injurious to the Company, or breached the express terms of this Agreement.

2.5. Change in Control. “Change in Control” shall mean any of the following:

(a) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any Person (as the term “person” is used for purposes of Section 13 or 14 of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such Person has Beneficial Ownership (as the term “beneficial ownership” is defined under Rule 13d-3 promulgated under the 1934 Act) of forty percent (40%) or more of the combined voting power of the Company’s then outstanding Voting Securities;

(b) The individuals who, as of the date hereof, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, that if the appointment, election or nomination for election by the Company’s shareholders of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered a member of the Incumbent Board; and provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;

(c) The consummation of a merger, consolidation or reorganization involving the Company, unless the shareholders of the Company immediately before such merger, consolidation or reorganization own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least sixty percent (60%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization; and

(d) The consummation of an agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

(e) Notwithstanding the foregoing, no “Change in Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the Voting Securities of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

2.6. Company. The “Company” shall mean Akorn, Inc. and shall include its “Successors and Assigns” (as hereinafter defined).

2.7. Disability. “Disability” shall mean a physical or mental infirmity which impairs Executive Officer’s ability to substantially perform Executive Officer’s duties with the Company for a period of one hundred eighty (180) consecutive days; provided, that Executive Officer has not returned to Executive Officer’s full-time employment prior to the Termination Date as stated in the Notice of Termination (as hereinafter defined).

2.8. Good Reason. “Good Reason” shall mean the occurrence of any of the events or conditions described in subsections (a) through (d) below, and further Executive Officer’s right to terminate Executive Officer’s employment pursuant for Good Reason shall not be affected by Executive Officer’s incapacity due to physical or mental illness. Executive Officer must determine whether to invoke the right to terminate employment pursuant to any condition for Good Cause within ninety (90) days of the initial existence of such condition and the Company shall be given a period of thirty (30) days from its receipt of such notice during which it may remedy such condition.

(a) a change in Executive Officer’s status or responsibilities which represents a material and adverse change from Executive Officer’s status or responsibilities, or the assignment to Executive Officer of any duties or responsibilities which are materially inconsistent with Executive Officer’s status or responsibilities (in either case without sole regard to any change in title or the Company’s status as a public or private entity);

(b) a reduction in Executive Officer’s base salary to a level below that in effect at any time previously (except to the extent such reduction is not due to a Change in Control and is part of a comprehensive reduction in salary applicable to employees of the Company generally so long as the reduction applicable to Executive Officer is comparable to the reduction applied to other senior executives of the Company);

(c) the Company’s requiring Executive Officer to be based at any place outside a 50-mile radius from Executive Officer’s job location or residence without Executive Officer’s written consent, except for travel that is reasonably necessary in connection with the Company’s business;

(d) the failure of the Company to obtain an agreement, satisfactory to Executive Officer, from any Successors and Assigns (as hereinafter defined) to assume and agree to perform this Agreement, as contemplated in Section 13 hereof.

2.9. Notice of Termination. “Notice of Termination” shall mean a written notice of termination of Executive Officer’s employment which indicates the general basis for termination of Executive Officer’s employment.

2.10. Pro-Rata Bonus. “Pro-Rata Bonus” shall mean an amount equal to the Bonus Amount multiplied by a fraction the numerator of which is the number of days in the fiscal year through the Termination Date and the denominator of which is 365.

2.11. Successors and Assigns. “Successors and Assigns” shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement), whether by operation of law or otherwise.

2.12. Termination Date. “Termination Date” shall mean (i) in the case of Executive Officer’s death, Executive Officer’s date of death, (ii) in the case of Good Reason, the last day of Executive Officer’s employment, and (iii) in all other cases, the date specified in the Notice of Termination; provided, that in the case of Disability, Executive Officer shall not have returned to the full-time performance of Executive Officer’s duties during such period of at least thirty (30) days.

3. EXECUTIVE OFFICER OBLIGATIONS.

During the term of this Agreement, and excluding any periods of vacation and leave due to sickness or Disability to which Executive Officer is entitled, Executive Officer agrees to devote his full time and attention spent on business matters to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive Officer by the Company, to use Executive Officer’s reasonable best efforts to perform faithfully and efficiently such responsibilities; provided, that it shall not be a violation of this Agreement for Executive Officer to, without limitation, (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures or fulfill speaking engagements, (iii) manage personal investments and (iv) perform such other activities as the Company’s Board of Directors may approve, so long as such activities do not interfere materially with the performance of Executive Officer’s responsibilities as an employee of the Company. It is expressly understood and agreed that to the extent that any such activities have been conducted by Executive Officer prior to the date of a Change in Control, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to such date shall not thereafter be deemed to interfere with the performance of Executive Officer’s responsibilities to the Company. During the term of this Agreement, Executive Officer agrees that it will be subject to and shall comply with Akorn policies, including but not limited to the Clawback Policy adopted by the Compensation Committee, as it may be amended from time to time.

4. TERMINATION OF EMPLOYMENT NOT IN CONNECTION WITH A CHANGE IN CONTROL.

4.1. Termination Benefits. The Executive Officer shall be entitled to the following compensation and benefits if, during the term of this Agreement, Executive Officer’s employment with the Company shall be terminated, subject to Change in Control provisions contained in Section 5 below:

(a) If Executive Officer’s employment with the Company shall be terminated (i) by the Company for Cause, (ii) due to Executive Officer’s Disability or death, (iii) due to Executive Officer’s retirement pursuant to the Company’s policies applying to executive officers generally, or (iv) by Executive Officer other than for Good Reason, the Company shall pay to Executive Officer the Accrued Compensation;

(b) If Executive Officer’s employment with the Company shall be terminated by the Company without Cause, or by the Executive Officer for Good Reason, Executive Officer shall be entitled to the following:

(i) the Company shall pay Executive Officer all Accrued Compensation and a Pro-Rata Bonus;

(ii) the Company shall pay Executive Officer as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, an amount in cash equal to one (1) times the sum of (A) the Base Amount and (B) the Bonus Amount;

(iii) until the first (1st) anniversary of the Termination Date, Executive Officer shall have such rights with respect to benefits provided by the Company, including without limitation car allowance, life insurance, disability, medical, dental and hospitalization benefits as were provided to Executive Officer as of the Effective Date or, if greater, at any time within ninety (90) days preceding the Termination Date.

(c) The amounts provided for in Sections 4.1(a) and 4.1(b)(i), and (ii) shall be paid in a single lump sum cash payment within thirty (30) days, or as soon as administratively practicable, after the Termination Date (but in no event later than March 15 of the following calendar year), and shall be subject to all applicable tax and other withholdings.

(d) The Executive Officer shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and, no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive Officer in any subsequent employment.

4.2. Cooperation. Notwithstanding anything to the contrary contained in this Agreement, payment of the amounts specified in Section 4.1(b)(ii) hereof is conditional upon Executive Officer reasonably cooperating with the Company in connection with all matters relating to Executive Officer’s employment with the Company and assisting the Company as reasonably requested in transitioning Executive Officer’s responsibilities to Executive Officer’s replacement; provided that Executive Officer shall not be required to perform any duties or take any action that would constitute Good Reason.

5. TERMINATION OF EMPLOYMENT FOLLOWING A CHANGE IN CONTROL.

5.1. Termination Benefits. If, during the term of this Agreement, Executive Officer’s employment with the Company shall be terminated within the period of ninety (90) days prior to the Company entering into a definitive agreement that results in a Change of Control and twelve (12) months following the Change in Control, Executive Officer shall be entitled to the following compensation and benefits:

(a) If Executive Officer’s employment with the Company shall be terminated (i) by the Company for Cause, (ii) due to Executive Officer’s Disability or death, (iii) due to Executive Officer’s retirement pursuant to the Company’s policies applying to executive officers generally, or (iv) by Executive Officer other than for Good Reason, the Company shall pay to Executive Officer the Accrued Compensation;

(b) If Executive Officer’s employment with the Company shall be terminated by the Company without Cause, or by the Executive Officer for Good Reason, Executive Officer shall be entitled to the following:

(i) the Company shall pay Executive Officer all Accrued Compensation and a Pro-Rata Bonus;

(ii) the Company shall pay Executive Officer as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, an amount in cash equal to three (3) times the sum of (A) the Base Amount and (B) the Bonus Amount;

(iii) until the third (3rd) anniversary of the Termination Date, Executive Officer shall have such rights with respect to benefits provided by the Company, including without limitation car allowance, life insurance, disability, medical, dental and hospitalization benefits as were provided to Executive Officer as of the Effective Date or, if greater, at any time within ninety (90) days preceding the date of the Change in Control; and

(iv) unless otherwise provided in any applicable award agreement, the restrictions on any outstanding incentive awards (including restricted stock and granted performance shares or units) granted to Executive Officer under the Company’s stock option and other stock incentive plans or under any other incentive plan or arrangement shall lapse and such incentive award shall become 100% vested, all stock options and stock appreciation rights granted to Executive Officer shall become immediately exercisable and shall become 100% vested and all performance units granted to Executive Officer shall become 100% vested.

(v) Notwithstanding the foregoing, in the event that any payment or benefit received or to be received by Executive Officer in connection with Executive Officer’s separation with the Company (collectively, the “Severance Parachute Payments”) would (i) constitute a parachute payment within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) or any similar or successor provision to 280G and (ii) but for this Section 5, be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision to Section 4999 (the “Excise Tax”), then such Severance Parachute Payments shall be reduced to the largest amount which would result in no portion of the Severance Parachute Payments being subject to the Excise Tax. In the event any reduction of benefits is required pursuant to this Agreement, Executive Officer shall be allowed to choose which benefits hereunder are reduced (e.g., reduction first from the severance payment, then from the vesting acceleration). Any determination as to whether a reduction is required under this Agreement and as to the amount of such reduction shall be made in writing by the independent public accountants appointed for this purpose by the Company (the “Accountants”) prior to, or immediately following, the Change in Control, whose determinations shall be conclusive and binding upon Executive Officer and the Company for all purposes. If the Internal Revenue Service determines that these Parachute Payments are subject to the Excise Tax, then the Company or any related corporation, as their exclusive remedy, shall seek to enforce the provisions of this Section hereof. Such enforcement of this Section shall be the only remedy, under any and all applicable state and federal laws or otherwise, for Executive Officer’s failure to reduce the Severance Parachute Payments so that no portion thereof is subject to the Excise Tax. The Company or related corporation shall reduce the Severance Parachute Payments in accordance with this Section only upon written notice by the Accountants indicating the amount of such reduction, if any. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Agreement.

(c) The amounts provided for in Sections 5.1(a) and 5.1(b)(i) and (ii) shall be paid in a single lump sum cash payment within thirty (30) days, or as soon as administratively practicable, after the Termination Date or the date of the Change in Control, as applicable (but in no event later than March 15 of the following calendar year), and shall be subject to all applicable tax and other withholdings.

(d) The Executive Officer shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and, no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive Officer in any subsequent employment.

5.2. Cooperation. Notwithstanding anything to the contrary contained in this Agreement, payment of the amounts specified in Section 5.1(b)(ii) hereof is conditional upon Executive Officer reasonably cooperating with the Company in connection with all matters relating to Executive Officer’s employment with the Company and assisting the Company as reasonably requested in transitioning Executive Officer’s responsibilities to Executive Officer’s replacement; provided that Executive Officer shall not be required to perform any duties or take any action that would constitute Good Reason.

6. OTHER BENEFIT POLICIES.

The severance pay and benefits provided for in Sections 4 or 5 shall be in lieu of any other severance or termination pay to which Executive Officer may be entitled under any Company severance plan, program, practice or arrangement. Notwithstanding the foregoing, nothing in this Agreement shall prevent or limit Executive Officer’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company (except for any severance policies, plans, programs or practices) and for which Executive Officer may qualify, nor shall anything herein limit or reduce such rights as Executive Officer may have under any other agreements with the Company (except for any severance or termination agreement). Amounts which are vested benefits or which Executive Officer is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement. The Company may condition the payment to Executive Officer of severance benefits upon Executive Officer’s delivery of a reasonable form of release in favor of the Company containing customary terms and conditions for the release of employment related claims and including mutual non-disparagement provisions. Regardless of whether the Company conditions such severance benefits on a release as described above, payment of such severance benefits shall be made in accordance with Sections 4.1(c) or 5.1(c), as applicable. Nothing in this Agreement shall alter Executive Officer’s status as an “at will” employee of the Company.

7. NOTICE OF TERMINATION.

Any purported termination of Executive Officer’s employment by the Company shall be communicated by Notice of Termination to Executive Officer.

8. CONFIDENTIAL INFORMATION.

8.1. Confidence. Executive Officer shall hold in confidence for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company and its businesses, which shall have been obtained by Executive Officer in the course of Executive Officer’s employment by the Company and which shall not be public knowledge (other than by acts by Executive Officer in violation of this Agreement) (“Confidential Information”). Whether before or after termination of the Executive Officer’s employment with the Company, Executive Officer shall not, without the prior written consent of the Company, communicate, use or divulge any Confidential Information, other than to the Company and to those persons or entities designated by the Company or as otherwise is reasonably necessary for Executive Officer to carry out his or her responsibilities as an executive of the Company. Confidential Information shall not include information which is required to be disclosed pursuant to law, provided Executive Officer uses reasonable efforts to give the Company reasonable notice of such required disclosure.

8.2. Remedies. Executive Officer agrees that any breach or threatened breach by Executive Officer of this Section 8 will entitle the Company to defer or withhold any amounts otherwise payable to Executive Officer under this Agreement.

8.3. Whistleblower Rights. Nothing in or about this Agreement prohibits the Executive Officer from: (i) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, maintaining the confidentiality of a claim with the Securities and Exchange Commission (“SEC”); (ii) providing Confidential Information or information about this Agreement or the Company or similar to the SEC, to the extent permitted by Section 21F of the Securities Exchange Act of 1934; (iii) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (iv) receiving a monetary award as set forth in Section 21F of the Securities Exchange Act of 1934.

8.4. DTSA. The Executive Officer is advised that the Executive Officer shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of any Confidential Information or information about the Company that constitutes a trade secret to which the Defend Trade Secrets Act (18 U.S.C. § 1833(b)) applies that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

9. COVENANT NOT TO COMPETE.

9.1. Non-Competition. Executive Officer agrees that from the Effective Date hereof until the sooner to occur of (i) the end of the twelfth month following the Termination Date or (ii) the end of the twelfth month following the Change in Control (if applicable), Executive Officer will not, directly or indirectly, engage in any business activity that is or may reasonably be found to be in competition with the business of the Company and its subsidiaries as such business may exist at any time from the Effective Date through the Termination Date; provided, that nothing in this Agreement shall be deemed to prohibit Executive Officer from owning not more than five percent (5%) of any class of publicly traded securities of a competitor.

9.2. Non-Solicitation. Executive Officer agrees that from the Effective Date hereof to the sooner to occur of (i) the end of the twelfth month following the Termination Date or (ii) the end of the twelfth month following the Change in Control (if applicable), Executive Officer will not:

(a) Solicit, raid, entice or induce any employee of the Company to be employed by any competitor of the Company (except to the extent that such employee has first responded to a general advertisement or general employment search by Executive Officer’s place of employment at the time);

(b) Solicit business for any competitor from, or transact such business for any competitor with, any person, firm or corporation which was, at any time during the last twenty four months of Executive Officer’s employment hereunder, a customer of the Company and with whom Executive Officer had meaningful interaction with respect to the business of the Company; or

(c) Assist a competitor in taking such action.

9.3 Property of the Company. All ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, designs, developments, apparatus, techniques, methods, and formulae (collectively the “Inventions”) which may be used in the business of the Company, whether patentable, copyrightable or not, which Executive Officer may conceive, reduce to practice or develop while Executive Officer is employed hereunder, alone or in conjunction with another or others, and whether at the request or upon the suggestion of the Company or otherwise, will be the sole and exclusive property of the Company, and that Executive Officer will not publish any of the Inventions without the prior written consent of the Company. Executive Officer hereby assign to the Company all of his right, title and interest in and to all of the foregoing.

9.4. Remedies. Executive Officer agrees that any breach or threatened breach by Executive Officer of any provision of this Section 9 will entitle the Company, in addition to any other legal remedies available to it, and without an obligation to submit proof of the economic damage or post a bond or other security, to apply to any court of competent jurisdiction to enjoin the breach or threatened breach, it being acknowledged and agreed that any such material breach will cause irreparable injury to the Company and that any damages will not provide adequate remedies to the Company. You further agree that, because of their critical nature Company may seek relief judicial relief immediately, pending final resolution pursuant to the provisions of Section 18, below.

10. EXCLUSIVE REMEDY.

10.1. Executive Officer’s right to salary continuation and other severance benefits pursuant to Sections 4 and 5 shall be Executive Officer’s sole and exclusive remedy for any termination of Executive Officer’s employment by the Company other than for Death, Disability or Cause or by Executive Officer for Good Reason.

11. INDEMNIFICATION.

The Company will indemnify Executive Officer to the extent permitted by its charter and by-laws and by applicable law against all costs, charges and expenses, including, without limitation, attorneys’ fees, incurred or sustained by Executive Officer in connection with any action, suit or proceeding to which he may be made a party by reason of being an officer, director or employee of the Company. In connection with the foregoing, Executive Officer will be covered under any directors and officers, any employment practices, any errors and omissions and any other liability insurance policy that protects other officers of the Company.

12. RECORDS.

Upon termination of Executive Officer’s employment hereunder for any reason or for no reason, Executive Officer will deliver to the Company any property of the Company which may be in his possession, including products, materials, memoranda, notes, records, reports or other documents or photocopies of the same, regardless of the format in which such materials are maintained and/or stored.

13. SUCCESSORS; BINDING AGREEMENT.

13.1. This Agreement shall be binding upon and shall inure to the benefit of the Company and its Successors and Assigns, and the Company shall require any Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

13.2. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive Officer or Executive Officer’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive Officer’s legal personal representative.

14. FEES AND EXPENSES.

Except as provided in Section 18, the Company and Executive Officer shall pay its own costs and expenses related to the negation and execution of this Agreement.

15. NOTICE.

Notices and all other communications provided for in this Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

16. SETTLEMENT OF CLAIMS.

The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive Officer or others.

17. MISCELLANEOUS.

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive Officer and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party which is not expressly set forth in this Agreement.

18. GOVERNING LAW; MEDIATION and ARBITRATION.

18.1 This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois without giving effect to the conflict of laws principles thereof. In the event of any controversy or claim arising out of, relating to or in connection with this Agreement, or the breach thereof, the parties shall follow the procedures set forth below.

18.2 Mediation. A party shall submit a dispute to mediation by written notice to the other party. The mediator shall be selected by the parties. If the parties cannot agree on a mediator, the American Arbitration Association (“AAA”) shall designate a mediator at the request of a party. Any mediator must be acceptable to the parties. The mediator shall conduct the mediation as he/she determines, with the agreement of the parties. The parties shall discuss their differences in good faith and attempt, with the mediator's assistance, to reach an amicable resolution of the dispute. The mediation shall be treated as a settlement discussion and shall therefore be confidential. The mediator may not testify for either party in any later proceeding relating to the dispute. The mediation proceedings shall not be recorded or transcribed.

(a) Each party shall bear its own costs in the mediation. The parties shall share equally the fees and expenses of the mediator.

(b) If the parties have not resolved a dispute within 90 days after written notice beginning mediation (or a longer period, if the parties agree to extend the mediation), the mediation shall terminate and the dispute shall be settled by arbitration. In addition, if a party initiates litigation, arbitration, or other binding dispute resolution process without initiating mediation or before the mediation process has terminated, an opposing party may deem the mediation requirement to have been waived and may proceed with arbitration following the procedures set forth below.

18.3  Arbitration. It is the express agreement of the parties that the provisions of this Section, including the rules of the AAA, as modified by the terms of this Section 18, shall govern the arbitration of any disputes arising pursuant to this Agreement, that have not been resolved through mediation pursuant to Subsection 18.2 above. In the event of any conflict between the law of the State of Illinois, the law of the arbitral location, and the U.S. Arbitration Act (Title 9, U.S. Code), with respect to any arbitration conducted pursuant to this Agreement, to the extent permissible, it is the express intent of the parties that the law of Illinois, as modified herein, shall prevail. To the extent this Section 18 is deemed a separate agreement, independent from this Agreement, Sections 14, 15, 17, 19 and 20 are incorporated herein by reference. Either party (the “Initiating Party”) may commence arbitration by submitting a Demand for Arbitration under the AAA Rules and by notice to the other Party (the “Respondent”) in accordance with Section 15. Such notice shall set forth in reasonable detail the basic operative facts upon which the Initiating Party seeks relief and specific reference to the clauses of this Agreement, the amount claimed, if any, and any non-monetary relief sought against the Respondent. After the initial list of issues to be resolved has been submitted, the arbitrators shall permit either party to propose additional issues for resolution in the pending proceedings.

(a) The place of arbitration shall be Chicago, Illinois, or any other place selected by mutual agreement.

(b) The parties shall attempt, by agreement, to nominate a sole arbitrator for confirmation by the AAA. If the parties fail so to nominate a sole arbitrator within 30 days from the date when the Initiating Party’s Demand for Arbitration has been communicated to the other party, a board of three arbitrators shall be appointed by the parties jointly or, if the parties cannot agree as to three arbitrators within 30 days after the commencement of the arbitration proceeding, then one arbitrator shall be appointed by each of Executive Officer and the Company within 60 days after the commencement of the arbitration proceeding and the third arbitrator shall be appointed by mutual agreement of such two arbitrators. If such two arbitrators shall fail to agree within 75 days after commencement of the arbitration proceeding upon the appointment of the third arbitrator, the third arbitrator shall be appointed by the AAA in accordance with its then existing rules. Notwithstanding the foregoing, if any party shall fail to appoint an arbitrator within the specified time period, such arbitrator and the third arbitrator shall be appointed by the AAA in accordance with its then existing rules. For purposes of this Section 18, the “commencement of the arbitration proceeding” shall be deemed to be the date upon which the Demand for Arbitration has been received by the AAA. Any award shall be rendered by a majority of the members of the board of arbitration.

(c) An award rendered in connection with an arbitration pursuant to this Section 18 shall be final and binding upon the parties, and any judgment upon such an award may be entered and enforced in any court of competent jurisdiction.

(d)  The parties agree that the award of the arbitral tribunal will be the sole and exclusive remedy between them regarding any and all claims between them with respect to the subject matter of the arbitrated dispute. The parties hereby waive all jurisdictional defenses in connection with any arbitration hereunder or the enforcement of any order or award rendered pursuant thereto (assuming that the terms and conditions of this arbitration clause have been complied with).

(e) With respect to any award issued by the arbitrators pursuant to this Agreement, the parties expressly agree (i) that such order shall be conclusive proof of the validity of the determination(s) of the arbitrators underlying such order; and (ii) any federal court sitting in Chicago, Illinois, or any other court having jurisdiction, may enter judgment upon and enforce such order, whether pursuant to the U.S. Arbitration Act, or otherwise.

(f) The arbitrators shall issue a written explanation of the reasons for the award and a full statement of the facts as found and the rules of law applied in reaching their decision to both parties. The arbitrators shall apportion to each party all costs (other than attorneys’ fees) incurred in conducting the arbitration in accordance with what the arbitrators deem just and equitable under the circumstances. The prevailing party, as that is determined by the arbitrator, shall be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party. Any provisional remedy which would be available to a court of law shall be available from the arbitrators pending arbitration of the dispute. Either party may make an application to the arbitrators seeking injunctive or other interim relief, and the arbitrators may take whatever interim measures they deem necessary in respect of the subject matter of the dispute, including measures to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved. The arbitrator shall have the authority to award any remedy or relief that a court of the State of Illinois could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process, but specifically excluding punitive damages (the parties specifically agree that punitive damages shall not be available in the event of any dispute).

(g) The parties may file an application in any proper court for a provisional remedy in connection with an arbitrable controversy, but only upon the ground that the award to which the application may be entitled may be rendered ineffectual without provisional relief. The parties agree that injunctive relief pursuant to Section 9, above, is an appropriate provisional remedy pending final resolution pursuant to this Section 18.

19. CODE SECTION 409A COMPLIANCE

The provisions of this Agreement are intended to meet the requirements of Section 409A of the Code (“Section 409A”), and shall be interpreted and construed consistent with that intent. Notwithstanding any other provision of this Agreement, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits to the Executive hereunder that is considered to be “deferred compensation” subject to Section 409A upon or following a termination of employment:

(a) A termination of employment shall not be deemed to have occurred unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(b) If Executive Officer is a “specified employee” within the meaning of Section 409A of the Code on the date of Executive Officer’s “separation from service” (the “Separation Date”), then no such payment shall be made or commenced during the period beginning on the Separation Date and ending on the date that is six months and one day following the Separation Date or, if earlier, on the date of Executive Officer’s death, if making such payment on the Separation Date would result in Executive Officer being subject to the additional taxes imposed under Section 409A of the Code. The amount of any payment that would otherwise be paid to Executive Officer during this period shall instead be paid to Executive Officer on the first business day following the date that is six months and one day following the Separation Date or, if earlier, the date of Executive Officer’s death.

(c) Payments with respect to reimbursements of expenses shall be made promptly, but in any event on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement and the amount of in-kind benefits provided during a calendar year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other calendar year.

(d) Notwithstanding any provision of this Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, Executive Officer shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Executive Officer or for Executive Officer’s account in connection with this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold Executive Officer harmless from any or all of such taxes or penalties.

(e) Each payment payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

20. SEVERABILITY.

The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

21. ENTIRE AGREEMENT.

This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or otherwise, between the parties hereto with respect to the subject matter hereof.

*****

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive Officer has executed this Agreement as of the day and year first above written.

Akorn, Inc.
a Louisiana corporation

By:

/s/ Gregory P. Lawless
Printed Name: Gregory Lawless
Title: Chief Human Resources Officer

1925 West Field Court, Suite 300 Lake Forest, IL 60045

Executive Officer

/s/ Douglas S. Boothe
Signature

Douglas S. Boothe
Printed Name
12/20/2018

[signature page to executive employment agreement]